EXHIBIT 99.1

Gladstone Capital and Gladstone Investment to Host Investor and Analyst Event on May 21, 2018

MCLEAN, Va., May 10, 2018 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) and Gladstone Investment Corporation (NASDAQ:GAIN) announced today that the companies will host an investor and analyst meeting on Monday, May 21, 2018 at 12:00 p.m. ET in New York.

A live webcast of the presentation and slides will be available in the Investor Relations sections of GLAD’s website at www.gladstonecapital.com and GAIN's website at www.gladstoneinvestment.com.  Instructions for joining the live webcast will be available in the Investor Relations sections of GAIN's and GLAD’s respective websites. Please allow extra time prior to the presentation to visit the site and download any necessary software that may be needed to listen to the Internet broadcast. The event will be archived and available for replay in the Investor Relations sections of GAIN's and GLAD’s respective websites.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 183 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 154 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.